ImmuCell Announces Results for First Quarter of 2015

Total Sales During First Quarter Increase 49%; Sales of First Defense(R) During First Quarter Increase 62%; Investing in Company-Owned Facility to Meet Growing Sales Demand

PORTLAND, ME -- (Marketwired - May 12, 2015) - ImmuCell Corporation (NASDAQ: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries, today announced financial results for its first quarter ended March 31, 2015.

2015 First Quarter Overview:

--  Total sales increased 49% to $3.10 million during first quarter 2015, compared to first quarter 2014;
--  Sales of First Defense(R) increased 62% to $2.98 million during first quarter 2015, compared to first quarter 2014;
--  Eleventh (11th) consecutive quarter of positive sales growth and 17th quarter of positive sales growth out of the last 18 quarters, compared to same period in the immediately preceding year;
--  During first quarter 2015, sales of First Defense(R) surpassed 15 million units since market launch in 1991;
--  First quarter 2015 net income of $479,000, or $0.15 per diluted share, in contrast to net (loss) of ($13,000) during first quarter 2014;
--  First quarter 2015 was most profitable quarter since first quarter 2003;
--  Cash, cash equivalents and short-term investments balance of $4.21 million as of March 31, 2015;
--  During first quarter 2015, construction of a 7,100 square foot facility addition was completed, expanding the size of the Company-owned facility to approximately 35,000 square feet and increasing production capacity for First Defense(R);
--  During first quarter 2015, we announced positive results from a pivotal effectiveness study to expand our First Defense Technology(TM) to cover rotavirus infections in newborn calves; and
--  Mast Out(R) regulatory submission relating to manufacturing objectives anticipated during fourth quarter 2015.

2015 First Quarter Financial Results

We experienced a significant increase in sales of First Defense(R) during the quarter. Our sales and marketing team is doing a very effective job introducing First Defense(R) to new customers and communicating how the product provides Immediate Immunity(TM) to newborn calves generating a dependable return on investment to dairy and beef producers. Our sales also benefited from a strong beef price and from the interrupted supply to the market of a competitive product.

Sales of First Defense(R) and related product line extensions increased by 62% during the first quarter of 2015, in comparison to the same period in 2014. This new level of sales demand has exceeded our current production capacity and available inventory, resulting in a backlog of orders aggregating approximately $1.28 million as of March 31, 2015. If we could have shipped the $1.28 million backlog of orders before April 1, 2015, sales would have been increased further to approximately 114%, in comparison to $1.84 million in sales during the first quarter of 2014 plus a backlog of orders aggregating approximately $155,000 as of March 31, 2014. We are making the necessary investments to increase our production capacity to meet the growing sales demand for these products.

Product development expenses decreased by 44%, or $264,000, to $331,000 during the first quarter of 2015, as compared to $594,000 during the same period in 2014. Product development expenses aggregated 11% and 29% of product sales during the first quarters of 2015 and 2014, respectively. During the first quarter of 2014, product development expenses included approximately $412,000 in expenses pertaining to the investment in a small-scale Nisin production facility necessary to achieve regulatory approval of Mast Out(R), as compared to just $11,000 in such related expenses during the first quarter of 2015.

We generated income before income taxes of approximately $815,000 during the first quarter of 2015, in comparison to income before income taxes of $1,000 during the same period in 2014. Our net income of $479,000, or $0.15 per diluted share, during the first quarter of 2015, is in contrast to net (loss) of ($13,000), or ($0.00) per share, during the same period in 2014. The first quarter of 2015 was our most profitable quarter since the first quarter of 2003.

Outlook

Investments have been, and are being, made to increase production capacity in response to the sales growth of First Defense(R). Work is underway to complete the two remaining Technical Sections required for approval of the New Animal Drug Application (NADA) for Mast Out(R) by the U.S. Food and Drug Administration (FDA). Completion of the Human Food Safety (HFS) Technical Section is currently anticipated around the middle of 2016. A first submission of the Chemistry, Manufacturing and Controls (CMC) Technical Section to the FDA is expected during the fourth quarter of 2015. Subject to the variables and uncertainties discussed in greater detail in our Form 10-Q for the quarter ended March 31, 2015, we believe we could be in position to achieve FDA approval of Mast Out(R) in 2017. Given the uncertainties discussed in greater detail in our Form 10-Q, we are not able to provide more precise timing estimates or expectations at this point as to regulatory approval, commencement of small-scale test marketing or commercial-scale manufacturing and sales of Mast Out(R).

Management Discussion

Michael F. Brigham, President and CEO, commented, "We aim to capitalize on the positive sales momentum for our lead product. Sales of First Defense(R) and related product line extensions increased by 44%, or $2,492,000, during the twelve-month period ended March 31, 2015 in comparison to the same period ended March 31, 2014. We are expecting positive year-to-date sales growth throughout 2015, in comparison to the same periods in 2014."

Mr. Brigham expanded on the results, commenting, "We continue to execute on the two core components of our business strategy. First, we are expanding the market penetration of First Defense(R), our best-in-class treatment for calf scours. Second, we are advancing the development of Mast Out(R), our novel treatment for subclinical mastitis in lactating dairy cows. Our ground-breaking product innovation is unlike all other mastitis treatments on the market today. Our goal is to revolutionize the way mastitis is treated by making earlier treatment of subclinical infections economically feasible by not requiring a milk discard or meat withhold during, or for a period of time after, treatment. No other product presently on the market can offer this value proposition."

Conference Call

Interested parties can access the conference call by dialing (866) 652-5200 or (412) 317-6060 at 4:30 PM EDT today. A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10065563.

About ImmuCell

ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company has also developed products that address mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at our website, (http://www.immucell.com).

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the amount and timing of future investments in facility modifications and production equipment; the future adequacy of our working capital and the availability of third party financing; timing and future costs of a facility to produce the Drug Substance (active pharmaceutical ingredient) for Mast Out(R); the timing and outcome of pending or anticipated applications for future regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future realization of deferred tax assets; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance for Mast Out(R); factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors' ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as "expects", "may", "anticipates", "aims", "intends", "would", "could", "should", "will", "plans", "believes", "estimates", "targets", "projects", "forecasts" and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, currency fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors.

                Unaudited Condensed Statements of Operations

                                               For the Three-Month Periods
                                                          Ended
                                                        March 31,
                                             -------------------------------
  (In thousands, except per share amounts)         2015            2014
                                             --------------- ---------------

Product sales                                         $3,102          $2,082
Cost of goods sold                                     1,251             932
                                             --------------- ---------------
  Gross margin                                         1,851           1,150

Product development expenses                             331             594
Sales, marketing and administrative expenses             700             543
                                             --------------- ---------------
  Operating expenses                                   1,031           1,137
                                             --------------- ---------------

NET OPERATING INCOME                                     820              13

Other expenses, net                                        5              12
                                             --------------- ---------------

INCOME BEFORE INCOME TAXES                               815               1

Income tax expense                                       336              14
                                             --------------- ---------------

NET INCOME (LOSS)                                       $479           ($13)
                                             =============== ===============

Weighted average common shares outstanding:
  Basic                                                3,027           3,027
  Diluted                                              3,144           3,027
NET INCOME (LOSS) PER SHARE:
  Basic                                                $0.16         ($0.00)
  Diluted                                              $0.15         ($0.00)

                   Unaudited Selected Balance Sheet Data

                                                                (Audited)
                                                                  As of
                                                  As of        December 31,
                                              March 31, 2015       2014
                                             --------------- ---------------
(In thousands)
Cash, cash equivalents, short-term and long-
 term investments                                 $4,210          $3,835
Net working capital                               5,031           4,460
Total assets                                      11,230          11,052
Stockholders' equity                              $9,743          $9,258

Contact:

Michael F. Brigham
President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz
Robert Blum
Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com